As filed with the Securities and Exchange Commission on December 27, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

The Securities Act of 1933

CRYO-CELL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3023093
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

700 Brooker Creek Blvd. Oldsmar, FL 34677

(Address of principal executive offices)

(813) 749-2100

Registrant’s telephone number, including area code)

Cryo-Cell International, Inc. 2006 Stock Incentive Plan

(Full title of the plans)

David Portnoy

Chairman/Co-Chief Executive Officer

Cryo-Cell International, Inc.

700 Brooker Creek Blvd.

Oldsmar, FL 34677

Telephone: (813) 749-2100

(Name, address, and telephone number, including area code, of Agent for Service)

Copies to:

Steven Lanter, Esq.

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20010

Telephone: (202) 274-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	1,000,000 shares	$1.80(2)	$721,328(2)	$206.28

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s common stock, $0. 01 par value per share (the “Common Stock”) that become issuable under the 2006 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h). A portion of the fee is calculated on the basis of prices at which 618,345 previously granted options may be exercised. The remainder of the fee is allocated to 381,655 unissued shares and is calculated on the basis of the average of the high and low prices for the Registrant’s Common Stock reported on the OTC-QB on December 21, 2011 which was $1.80 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information required by Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission, or SEC, (File No. 0-23386) are incorporated herein by reference:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended November 30, 2010, filed on February 28, 2011;

•

All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the year covered by the Annual Report on Form 10-K referred to above.

•

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on February 4, 1994, including any amendments or reports filed for the purpose of updating such description.

The Registrant incorporates by reference the documents listed above and any documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment, except for information furnished under Item 2.02 or Item 7.01 of Form 8-K, which is not deemed filed and not incorporated by reference herein, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Registrant’s certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Registrant’s certificate of incorporation provide for the indemnification of the Registrant’s directors to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). The Registrant’s certificate of incorporation further provide that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant has been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the Registrant’s payment of expenses incurred or paid by its director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant has entered into indemnification agreements with each of its directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. Such indemnification agreements require the Registrant, among other things, to advance expenses subject to certain exceptions.

At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, officers or employees in which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See Index to Exhibits.

Item 9.	Undertakings.

(a The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the Registration Statement.

(2 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oldsmar, Florida, on this 27th day of December, 2011.

CRYO-CELL INTERNATIONAL, INC.

By:	/s/ David Portnoy
David Portnoy, Chairman and Co-Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Cryo-Cell International, Inc., do hereby constitute and appoint David Portnoy and Jill Taymans, and each of them, as our true and lawful attorneys-in-fact and agents, with full power of substitution for us in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Names	Title	Date

/s/ David Portnoy	Co-Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	December 27, 2011
David Portnoy

/s/ Mark Portnoy	Co-Chief Executive Officer	December 27, 2011
Mark Portnoy

/s/ Jill Taymans	Chief Financial Officer (Principal Financial and Accounting Officer)	December 27, 2011
Jill Taymans

/s/ Anthony Atala	Director	December 27, 2011
Anthony Atala

/s/ Harold Berger	Director	December 27, 2011
Harold Berger

/s/ George Gaines	Director	December 27, 2011
George Gaines

/s/ Jonathan Wheeler	Director	December 27, 2011
Jonathan Wheeler

EXHIBIT INDEX

Exhibit Number

5.1	Opinion of Luse Gorman Pomerenk & Schick, P.C.

10 *	Cryo-Cell International, Inc. 2006 Stock Incentive Plan

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Luse Gorman Pomerenk & Schick, P.C (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page).

*	- Incorporated by reference to Appendix B to the proxy statement for the Annual Meeting of Cryo-Cell International, Inc. (File No. 000-23386) filed by Cryo-Cell International, Inc. under the Securities Exchange Act of 1934, on June 1, 2006.